EX-4.s


                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
[2900 Westchester Avenue                         OF NEW YORK
Purchase, New York 10577]                    A STOCK COMPANY

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                   ENHANCED DOLLAR COST AVERAGING ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

Within the TRANSFER provision the following paragraph is added as the last paragraph:

     "Additionally, the Company may offer Owners selecting dollar cost averaging an enhanced interest rate(s) on new Premium allocated to the Fixed Account Option (Source Fund) provided all amounts in the Source Fund are transferred to the Target Fund(s) at a monthly frequency within a specific duration as determined by the Company, but not to exceed twelve (12) months. The duration and interest rates are available from the Service Center upon request. Each month, the Company will transfer a predetermined amount from the Source Fund. The enhanced interest rate is credited daily on the balance remaining in the Source Fund. Upon the Owner's cancellation of this program, the Company will transfer the Source Fund balance, including any interest, into the Target Fund(s) selected by the Owner."

Endorsement effective date (if different from Issue Date of the Contract):
_______________________________


                                        SIGNED FOR THE JACKSON NATIONAL LIFE
                                        INSURANCE COMPANY OF NEW YORK

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER



7408NY